Exhibit 10.14
PERSONAL AND CONFIDENTIAL
March 21, 2016
Brian J. Robinson
Delivered via hand
Dear Brian:
Consistent with our discussions over the past few days, we have prepared this letter and the enclosed information regarding your separation from General Cable. Included in this offer is a release that describes conditions you must agree to in order to receive the payments and programs detailed in this letter.
PAYMENTS TO YOU
1)Your last date of active employment with General Cable will be Friday, September 30, 2016 (“Separation Date”).
2)Your current annual base salary of $510,000 ("Base Salary") will continue to be paid in regular payroll installments through the Separation Date.
3)Following the Separation Date, you will (i) receive 1.5 years of Base Salary as salary continuation ($765,000); (ii) receive 18 months of your target bonus in a single lump sum ($726,750), no later than March 15, 2017; (iii) receive your bonus for 2016, based on General Cable's performance for the year, pro-rated through the Separation Date (pro-rated bonus is $363,375 at target), no later than March 15, 2017; and (iv) be eligible to remain a participant in or, if not eligible to remain a participant, to receive the premium or premium equivalent costs for the health and life insurance plans in which you participated as of the date hereof (or subsequent similar plans) on the same terms and conditions applicable to similarly situated active employees until with regard to any such plan the occurrence of the earlier of 18 months following the Separation Date or the date you become covered by a comparable plan.
4)Notwithstanding the foregoing, in the event that your employment is terminated prior to the Separation Date for Cause, due to your Disability, Death or in connection with a Change in Control, as those terms are defined in the General Cable Executive Officer Severance Benefit Plan effective January 1, 2008 (the “Severance Plan”), then your termination shall be so classified and you will receive the payments and benefits under the Severance Plan applicable to such termination and all of your prior awards (including option awards, stock awards and deferred cash awards) will vest and become payable pursuant to the terms of the applicable plans and award agreements applicable to such termination.
5)If you have not taken all your vacation days for 2016, then you will receive a lump sum payment for any unused days on the next payroll date following your Separation Date.
6)On or about your Separation Date, the Compensation Committee of the Board of Directors will amend the terms of your past awards of stock options to purchase Common Stock pursuant to the Corporation’s 2005 Stock Incentive Plan to extend the exercise period of any then outstanding vested and unexercised stock options through the first to occur of: (a) three years from the Separation Date, and (b) the original expiration date of the term of the applicable option.
7)Consistent with your rights as an Executive Officer of the Company, General Cable will indemnify you to the fullest extent provided to officers under Article XIV of its Amended and Restated By-Laws for losses and costs incurred in connection with the ongoing investigations related to the FCPA and two financial restatements or other matters related to or arising from your employment with General Cable, including the active shareholder and derivative litigation. In that regard, General Cable will continue to provide you with independent legal counsel, at General Cable’s expense, with respect to the foregoing matters.
8)General Cable will pay for the attorney fees incurred by you in connection with the negotiation and review of this letter and the terms of your separation, in an amount not to exceed $15,000 in the aggregate.
9)All payments to you are subject to withholding for income tax, FICA and other required deductions.

OUTPLACEMENT SERVICES
General Cable will provide outplacement services for up to 18 months with a recognized firm to assist you in transitioning to other employment, consistent with our outplacement policy and as set forth in the Severance Plan.
RETURN OF COMPANY PROPERTY
You must return all building access cards, keys to desks, mobile phones, laptops, any Company literature/publications, product samples, and other Company owned property no later than your Separation Date.
CONFIDENTIALITY OF LETTER
General Cable and you agree to maintain, at all times, the confidentiality of the terms and conditions of this letter, except when disclosure is required by law.
YOUR COMMITMENTS AFTER SEPARATION
When you were hired, you signed a non-disclosure agreement that prohibits you from disclosing any of the Company’s confidential Information, such as price lists, customer lists, information regarding discounts, manufacturing processes, compounds and formulas, product designs and other proprietary information belonging to the Company. These obligations survive your last day of work with General Cable, and you must continue to protect this information from disclosure, including disclosure to any future employer for whom you may work. Notwithstanding the foregoing, nothing contained herein is intended to limit or restrict, in any way, your ability to provide truthful, non-privileged, information or testimony to or to otherwise cooperate with any regulatory or governmental entity, specifically including the SEC and DOJ, in connection with any active investigation.
You agree to cooperate, in good faith, with the Company at such times and in such manner as the Company may reasonably request with respect to matters that were within your area of responsibility while an employee. In particular, you agree to cooperate with the Company in connection with any requests for information relating to the Company’s ongoing SEC and FCPA investigations. With respect to any subpoena, claim, litigation, investigation or other legal proceeding affecting the Company that arises out of events with respect to which you have or may have knowledge from the course of your employment by the Company, your cooperation shall include, but not be limited to, interviews and conferences with the Company’s attorneys, timely response to requests for information, testimony, including at depositions, trials or in other legal proceedings. General Cable will reimburse you for the reasonable travel costs associated with providing this assistance.
Beginning on the date hereof and ending on September 30, 2017, you shall not, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organization and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly recruit, solicit, induce or encourage any person in the employment or service of General Cable to terminate his, her or its relationship with General Cable or to accept employment or engagement with or by any person or entity other than General Cable.
Beginning on the date hereof and ending on September 30, 2017, you shall not, directly or indirectly, become engaged in any business or activity that is in competition with any services or products sold by, or any business or activity engaged in by, General Cable with respect to a Restricted Business (as defined below) anywhere in Europe, North America, Central America or South America; provided, however, that this provision shall not restrict you from owning or investing in publicly traded securities, so long as your aggregate holdings in any such company do not exceed 5% of the outstanding equity of such company and such investment is passive. You agree that, given the nature of the business of General Cable, the geographic scope set forth in the immediately preceding sentence is appropriate and reasonable.
For purposes of this Agreement, the term “Restricted Business” means any business of General Cable (which includes, without limitation, the development, design, manufacture, marketing, distribution or sale of wire and cable).

Effective as of the Separation Date, you hereby agree to resign from all positions of officer, director or other representative of General Cable that you hold. We will prepare an appropriate letter of resignation or such other agreements confirming such resignation, and you agree that you will execute the same as General Cable may reasonably request, whether before or after your Separation Date.
RELEASE TO GENERAL CABLE
To be eligible to receive the separation benefits described in this letter, you must sign and return this letter in the space below and then subsequently sign and return the attached Release Agreement within the time specified.
You have a period of twenty-one (21) days to consider the Release. The Release must be signed and returned on or about your Separation Date. The Release may be returned to the Human Resources Department at Highland Heights by fax to 859-572-8609 or email Emoser@generalcable.com.

Please feel free to contact me if you have any questions.

Sincerely,

Michael T. McDonnell
President and CEO
General Cable Corporation

Attachment:
1) Release

I agree to the terms of the foregoing Agreement.

Brian J. Robinson	Date

RELEASE
In exchange for the payments under the letter agreement dated March 21, 2016 (the "Separation Letter"), I agree to the following terms of Release:
1.    I acknowledge and agree that the total compensation and payments I will receive under the Separation Letter are more than I would otherwise be entitled to by reason of the involuntary separation of my employment as an active employee of General Cable Corporation ("General Cable"). In consideration of these payments, for myself and my heirs, and assigns, I hereby release General Cable, its parents, predecessors, subsidiaries, affiliates, successors and assigns, and its and their directors, officers, agents and employees (the “Releasees”) from any and all claims, demands and causes of action, whether known or unknown, which I now have or hold or at any time in the past have had or held against the Releasees. The Release includes, but is not limited to, claims or causes of action arising out of or relating to (i) Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and any regulations, rules or decisions under those laws; or (ii) contract, tort or any other claims arising out of or related in any way to my employment with General Cable or my separation which are based on any act, omission or course of conduct of the Releasees before the date of this Release.
This Release does not cover claims to enforce the Separation Letter, claims for indemnification or advancement, if any, that I may have as an employee of General Cable, or claims for accrued benefits.
This Release is intended to be effective as to all claims described above as of my last day of employment with General Cable, but does not waive rights or claims that may arise after the date this Release is executed.
2.    I acknowledge and agree that before entering into this Release, I have had the opportunity to consult with an attorney of my choice and I have been advised to do so if I so choose. I have entered into this Release voluntarily and knowingly and without any inducement from General Cable other than the terms of this Release. I have read and understand the terms of this Release before signing it.
3.    I understand that I have a period of twenty-one (21) days to consider, sign and return this Release, and that I may revoke the Release as it relates to any claims under the Age Discrimination in Employment Act (ADEA) after signing and returning it, but only by delivering a signed revocation notice to General Cable within seven (7) days of signing and returning this Release. All other Releasees shall be enforceable and irrevocable upon execution, except that General Cable shall have the option of rescinding this release in its entirety in the event that I exercise my right to revoke my release of any claims under the ADEA.
4.    I agree to maintain, at all times, the confidentiality of the terms and conditions of this Release and the Separation Letter, except when disclosure is required by law.
5.    This Release will be governed and construed in accord with the laws of the Commonwealth of Kentucky excluding principles of conflicts of laws. No amendment or modification of the terms of the Release will be made except by a writing executed by General Cable and myself. I agree that my Separation Letter and the Release represent the complete and exclusive agreement regarding my separation of employment from General Cable.

Dated:
Brian J. Robinson

PERSONAL AND CONFIDENTIAL
March 14, 2016
Brian J. Robinson
Delivered via hand
Dear Brian:
Consistent with our discussions over the past few days, I am writing to confirm our mutual agreement to modify the definition of your Separation Date from General Cable Corporation, as that term is defined in your Separation Letter of March 21, 2016. As you know, your Separation Letter currently provides that you will remain employed by General Cable through September 30, 2016. Based on our recent discussions, and in consideration of your request to accelerate this date so that you may begin employment with another organization, we have agreed that your Separation Date will now be Friday, August 12, 2016. All other terms and conditions of your Separation Letter shall remain unchanged.
Please feel free to contact me if you have any questions. Otherwise, if you are in agreement with this modification, then please countersign this letter below and return a copy to me for our files.

Sincerely,

Michael T. McDonnell
President and CEO
General Cable Corporation

I hereby agree to the terms of the foregoing Letter amending my Separation Agreement.

Brian J. Robinson	Date